EXHIBIT 5.1


VEDDER PRICE                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                   222 NORTH LASALLE STREET
                                   CHICAGO, ILLINOIS 60601-1003
                                   312-609-7500
                                   FACSIMILE:  312-609-5005

                 A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C. WITH OFFICES IN CHICAGO AND NEW YORK CITY

                                  May 19, 2000


Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois  60160

         Re:      REGISTRATION STATEMENT ON FORM S-8
                  ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Midwest Banc Holdings, Inc. (the "Company") with the Securities and Exchange Commission on or about May 19, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 250,000 shares of Common Stock, par value $0.01 per share (the "Shares"), issuable under the Company's 1996 Stock Option Plan, as amended (the "Plan").

     Based upon the foregoing, and assuming the Shares are issued in accordance with the Plan, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Shares, when issued, will be validly issued, fully-paid and non-assessable.

     The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Delaware.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           /s/ Vedder, Price, Kaufman & Kammholz